Exhibit 10.5

THE SHARES ISSUABLE UPON LAPSE OF THE RESTRICTION PERIOD WILL

NOT BE RELEASED UNTIL ALL APPLICABLE WITHHOLDING TAXES

HAVE BEEN SATISFIED

RESTRICTED STOCK UNIT GRANT AGREEMENT

UNDER THE SYNTEL, INC.

2016 INCENTIVE PLAN

THIS RESTRICTED STOCK UNIT GRANT AGREEMENT made this          day of         , 20     by and between Syntel, Inc., a Michigan corporation (“the Corporation”), and                      (the “Grantee”).

WITNESSETH:

WHEREAS, the Grantee is now employed by the Corporation or a Subsidiary of the Corporation, and the Corporation desires to provide additional incentive to the Grantee, to encourage stock ownership by the Grantee, and to encourage the Grantee to remain in the employ of the Corporation or a Subsidiary, and as an inducement thereto, the Corporation has determined to grant to the Grantee a Restricted Stock Unit Award pursuant to the Corporation’s 2016 Incentive Plan, a copy of which is available to employees on Syntelligence;

NOW, THEREFORE, it is agreed between the parties as follows:

1. Definitions in Agreement. For purposes of this Agreement, certain words and phrases have the following definitions:

(a) “Award” means the Restricted Stock Units granted pursuant to this Agreement;

(b) “Change in Control” means the definition in Section 1.4(e) of the Plan upon the occurrence of any of the following events: (i) the acquisition by one or more persons acting as a group of more than fifty percent of the total fair market value or total voting power of the Corporation’s Common Stock; (ii) the acquisition by one or more persons acting as a group within a 12-month period of thirty-five percent or more of the total voting power of the Company’s Common Stock; (iii) the majority of the members on the Corporation’s Board is replaced during a 12-month period by Directors whose appointment or election is not endorsed by a majority of the members of the Corporation’s Board prior to the date of the appointment or election; (iv) the acquisition of more than forty percent of the total gross fair market value of the Corporation’s assets; provided however, that any event in (i) through (iv) involving any of the shareholders of the Corporation on February 28, 2016 (or any entity at any time controlled by any such shareholder or shareholders) shall not be included within the meaning of “Change in Control.”

(c) “Change in Control Termination” means, as defined in Section 1.4(f) of the Plan, with respect to the Grantee: (i) the Grantee’s involuntary termination of employment without “Cause,” as defined in Section1.4(d) of the Plan, or (ii) the Grantee’s termination due to “Good Reason” as defined in Section 1.4(s) of the Plan, either event occurring after the execution of an agreement to consummate a Change of Control with the Corporation as a party and while such agreement remains effective, or within two years following a Change in Control.

(d) “Code” means the Internal Revenue Code of 1986, as amended;

(e) “Committee” means, as defined in Section 1.4(i) of the Plan, the Compensation Committee of the Board, or any other committee or sub-committee of the Board, designated by the Board from time to time, comprised solely of two or more Directors who are “Non-Employee Directors,” as defined in Rule 16b-3 of the Exchange Act, “Outside Directors” as defined in Code Section 162(m) and Treasury regulations thereunder, and “Independent Directors” for purposes of the rules and regulations of the applicable stock exchange;

(f) “Common Stock” means the common stock of the Corporation;

(g) “Corporation” means Syntel, Inc.;

(h) “Employment” (whether or not capitalized) means employment with the Corporation or any Subsidiary of the Corporation;

(i) “Grant Date” means the date of this Agreement as reflected above;

(j) “Insider Trading Policy” means the policy adopted by the Board that establishes rules regarding the trading of the Corporation’s securities by its directors, officers, and employees, which policy is available on the Syntelligence;

(k) “Plan” means the Corporation’s 2016 Incentive Plan;

(l) “Restricted Stock Unit” means a right granted under Article IV of the Plan to receive one share of Common Stock for each Restricted Stock Unit at the time the applicable restrictions lapse, less any shares withheld to satisfy income and employment tax withholding requirements; and

(m) “Restriction Period” means the period of time during which a Grantee’s Restricted Stock Units are subject to restrictions and are nontransferable.

2. Grant of Restricted Stock Units. Subject to the terms and conditions hereof, the Corporation hereby grants to the Grantee XXXXXX Restricted Stock Units as of the close of business on the Grant Date.

3. Lapse of Restriction Period. The Restriction Period lapses on or after the following anniversaries of the Grant Date as to the following cumulative percentages of the Restricted Stock Units:

On or after the first anniversary	25%
On or after second anniversary	25% additional
On or after third anniversary	25% additional
On or after fourth anniversary	25% additional

In accordance with this schedule, on or after the fourth anniversary of the Grant Date, all restrictions on the Restricted Stock Units shall have lapsed; provided, however, that each of the foregoing anniversaries of the Grant Date shall be deemed automatically extended (i) by the total period of time that the Grantee spends on unpaid leave(s) of absence between the Grant Date and each such anniversary, and (ii) for the duration of any regular or special blackout on trading in Common Stock in effect pursuant to the Insider Trading Policy when the anniversary occurs.

4. Forfeiture of Restricted Stock Units. The Grantee received this Grant upon purchasing Common Stock. The Restricted Stock Units in this Grant will terminate and be forfeited whenever the Grantee fails to retain Common Stock equal to at least four times the number of Restricted Stock Units that are then subject to the Restriction Period.

5. Certificate or Electronic Balance. Except as otherwise provided in this Agreement and in Article IV and Section 10.3 of the Plan, and subject to applicable federal and state securities laws, shares covered by Restricted Stock Units awarded under the Plan shall become freely transferable by the Grantee and a Common Stock certificate issued or an electronic balance with a brokerage working with the Plan established following the last day of the Restriction Period and after shares have been withheld to satisfy the applicable income and employment tax withholding requirements.

6. Termination of Employment.

(a) If a Grantee terminates employment for any reason (other than as provided in paragraph (b) or (c) below, after a Change in Control), the Grantee’s right to shares of Common Stock subject to a Restricted Stock Unit Award that are still subject to a Restriction Period automatically shall terminate and be forfeited by the Grantee.

(b) In the event of the Grantee’s Change in Control Termination subsequent to a Change in Control, the remaining Restriction Period on any Restricted Stock Units granted hereunder shall immediately lapse and the shares shall become fully transferable.

(c) In the event of the Grantee retiring after age sixty (60) and with ten (10) or more years of employment with Syntel, the remaining Restriction Period on any Restricted Stock Units granted hereunder shall immediately lapse and the shares shall become fully transferable.

(d) Except as provided in paragraph (b) above, all Restricted Stock Units for which the applicable Restriction Period has not lapsed as of termination of employment shall be canceled.

(e) A leave of absence with the written consent of the Corporation and in accordance with Code Section 409A, or a transfer of the Grantee from one corporation to another among the Corporation, its Parent and any of its Subsidiaries shall not be deemed to constitute a termination of employment for purposes of this Restricted Stock Unit Award.

7. Compliance with Securities Laws. Anything to the contrary herein notwithstanding, the Corporation’s obligation to deliver Common Stock under this Agreement is subject to such compliance with federal and state laws, rules and regulations applying to the authorization, issuance or sale of securities, and applicable stock exchange requirements, as the Corporation deems necessary or advisable. The Corporation shall not be required to deliver Common Stock pursuant hereto unless and until it receives satisfactory proof either that (a) the issuance or transfer of such shares will not violate (i) any of the provisions of the Securities Act of 1933 or the Securities Exchange Act of 1934 or the rules and regulations of the Securities Exchange Commission promulgated thereunder, (ii) the rules and regulations of any stock exchange on which the Corporation’s securities are listed, or (iii) state law governing the sale of securities, or (b) there has been compliance with the provisions of such acts, rules, regulations and state laws. If the Grantee fails to accept delivery for all or any part of the number of shares specified by such notice upon tender of delivery thereof the Grantee’s right to Common Stock with respect to such undelivered shares may be terminated by the Corporation.

8. Non-Assignability. The Restricted Stock Units granted hereunder may not be transferred, pledged, assigned, or otherwise alienated or hypothecated until the Restriction Period applicable to the Restricted Stock Unit has lapsed and the applicable number of shares has been withheld to satisfy any income and employment tax withholding requirements.

9. Withholding. Unless otherwise permitted or designated by the Corporation, the Corporation shall withhold from the Grantee’s Restricted Stock Unit Award the applicable number of shares of Common Stock necessary to satisfy any minimum income and employment tax withholding requirements arising in connection with the lapse of the Restriction Period applicable to such Restricted Stock Units. To the extent that the shares withheld from the Award do not satisfy the minimum withholding requirements, or if the Grantee is to receive the full number of shares upon the lapse of the Restriction Period applicable to such Restricted Stock Units, the Grantee authorizes the Corporation to withhold the difference, or the entire amount due, in cash from other compensation owed by the Corporation to the Grantee. The Grantee shall tender such cash amount for the minimum withholding requirements to the Corporation if the Grantee is not then receiving compensation from the Corporation to cover such amount.

10. Disputes. As a condition to the granting of the Restricted Stock Unit Award granted hereby, the Grantee and the Grantee’s successors and assigns agree that any dispute or disagreement which shall arise under or as a result of this Agreement shall be determined by the Committee in its sole discretion and judgment and that any such determination and any interpretation by the Committee of the terms of this Agreement shall be final and shall be binding and conclusive for all purposes.

11. Adjustments. In the event of any stock dividend, stock split, reclassification, merger, consolidation, or similar transaction affecting the shares of Common Stock associated with this Restricted Stock Unit Award and in the event of a Change in Control, the rights of the Grantee shall be as provided in Article IX of the Plan, and any adjustment therein provided shall be made in accordance with Article IX of the Plan.

12. Rights as Shareholder. During the Restriction Period, Grantee may not exercise voting rights with respect to the Restricted Stock Units granted hereunder. No dividend or distribution of shares declared with respect to the Common Stock associated with this Restricted Stock Unit Award will accrue or be paid until after the lapsing of the Restriction Period applicable to the Restricted Stock Units.

13. Notices. Every notice relating to this Agreement shall be in writing and if given by mail shall be given by registered or certified mail with return receipt requested. All notices to the Corporation shall be delivered to the Secretary of the Corporation at the Corporation’s headquarters in Troy, Michigan, or addressed to the Secretary of the Corporation at 525 E. Big Beaver Road, Suite 300, Troy, MI 48083. All notices by the Corporation to the Grantee shall be delivered to the Grantee personally or addressed to the Grantee at the Grantee’s last residence address as then contained in the records of the Corporation or such other address as the Grantee may designate. Either party by notice to the other may designate a different address to which notices shall be addressed. Any notice given by the Corporation to the Grantee at the Grantee’s last designated address shall be effective to bind any other person who shall acquire rights hereunder.

14. Foreign Law Restrictions. Anything to the contrary herein notwithstanding, the Corporation’s obligation to deliver Common Stock pursuant to a Restricted Stock Unit grant is subject to compliance with the laws, rules and regulations of any foreign nation applying to the authorization, issuance or sale of securities, providing of compensation, transfer of currencies and other matters, as may apply to the Grantee, if a resident of such foreign nation. To the extent that the Corporation is restricted in accordance with such foreign laws from delivering shares of Common Stock to the Grantee as would otherwise be provided for in this Agreement, the Corporation shall be released from such obligation and shall not be subject to the claims of the Grantee hereunder with respect thereto.

15. Governing Law. This Agreement has been made in and shall be construed in accordance with the laws of the State of Michigan.

16. Provisions of Plan Controlling. The provisions hereof are subject to the terms and provisions of the Plan, a copy of which is available to the Grantee on the Syntelligence. In the event of any conflict between the provisions of this Agreement and the provisions of the Plan, the provisions of the Plan shall control.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

SYNTEL, INC.

By:
Daniel M. Moore, Chief Administrative Officer

By:
Rajesh Save, Global Head – Human Resources

, Grantee
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